Exhibit 99.1
Global Water Resources Reports Third Quarter 2021 Results

PHOENIX, AZ – November 8, 2021 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the third quarter ended September 30, 2021. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Q3 2021 Financial Highlights
•Revenues increased $0.6 million, or 6.0%, to $11.4 million, driven primarily by a $0.7 million recognition of revenue under infrastructure coordination and financing agreements (ICFAs).
•Net income increased $0.4 million, or 32.4%, to $1.5 million, or $0.07 per share, from $1.1 million, or $0.05 per share.
•Cash and cash equivalents totaled $21.2 million at September 30, 2021.

•Declared three monthly cash dividends of $0.02434 per common share, or $0.29208 per share on an annualized basis.
Q3 2021 Operational Highlights
•Total active service connections increased 9.2% to 51,958 at September 30, 2021 from 47,594 at September 30, 2020.
•Q3 annualized active service connection growth rate was 8.3%.
•Invested $5.4 million in infrastructure projects to support existing utilities and continued growth. This increased total year-to-date capital investments to $11.8 million.
•Received approval from the Arizona Corporation Commission to extend our utility service area to an industrial development in Coolidge, Arizona covering approximately 388 acres.
•Completed the first phase of a water solution for Nikola’s new manufacturing plant in Coolidge, Arizona adjacent to Inland Port Arizona, allowing Global Water to activate water services.

Subsequent Events
The company completed the acquisition of Las Quintas Serenas Water Company, a water utility that provides services within Pima County, Arizona near existing company utilities. The acquisition added more than 1,100 active service connections and approximately two square miles of service area.
Management Commentary

“In Q3, we saw top-line and bottom-line growth compared to the same year-ago quarter,” said Global Water Resources president and CEO, Ron Fleming. “Revenues from wastewater and recycled water services increased, which was driven by organic growth in connections and increased rates, while revenue from water services decreased due to the highest precipitation we’ve seen in quite some time.

“In August, the regulatory hearing for our rate case filing concluded, and our legal brief wrapped up in October. We are now waiting for the administrative law judge to issue the recommended opinion and order which the commissioners will review and vote upon. A final decision is not expected until the first quarter of 2022; therefore, any new phase-in will likely not begin as requested on January 1, 2022 and may be shorter or longer than three years as requested, if a revenue increase is approved. Rate cases are typically lengthy and uncertain processes, so we cannot make any guarantees in terms of timing or outcome.

“Regarding the expansion of current service areas and establishment of new service areas, in September we received approval from the Arizona Corporation Commission for an extension of certificate of convenience and necessity for the Inland Port Arizona project which is being developed by Pinal Land Holdings. This approval allows us to provide services to this industrial development and Nikola. As one of the first major manufacturers to locate to Inland Port Arizona, we expect the new manufacturing facility to stimulate commercial and residential growth in our surrounding service area. In fact, we are already responding to numerous site selectors’ proposals.

“We recently welcomed Las Quintas Serenas to our expanding portfolio of water utilities in Arizona. It represents our largest acquisition since Red Rock Utilities in 2018. For Las Quintas Serenas, we plan to implement our industry-leading approach to utility consolidation and operations that promotes investment, compliance and safety, as well as better water usage practices for the benefit of all stakeholders.

“Our capital resources, which includes cash and cash equivalents of $21.2 million as of the end of the third quarter and unused credit line of $10 million, enables us to be a strong utility partner for the communities where we have the privilege to serve. It also allows us to pursue growth through investments in organic expansion, acquisitions and new projects, both big and small.

“Through the remainder of the year, we expect top-line and bottom-line improvements to be driven by organic growth in new connections, increased rates, and greater water consumption. We also anticipate future potential growth from our acquisition strategy, as we continue to pursue accretive acquisitions with consolidation benefits.”

Q3 2021 Financial Summary

Revenues

Total revenues in the third quarter of 2021 increased $0.6 million, or 6.0%, to $11.4 million compared to $10.8 million in the same period in 2020. This increase was primarily driven by a $0.7 million recognition of ICFA revenue related to funds received during the quarter for an area where the company had completed all obligations under the ICFA agreement, including wastewater capacity. The increase in revenues also reflects the 9.2% increase in active service connections and increase in rates. The increase in revenue was partially offset by decreased consumption which was primarily driven by the increase in precipitation during the three months ended September 30, 2021.

Total revenues for the nine months ended September 30, 2021 increased $2.7 million, or 9.5%, to $31.6 million compared to $28.9 million in the same period in 2020. This increase was primarily driven by an increase in active service connections, combined with the increase in rates related to Rate Decision No. 74364. This increase was also driven by the recognition of $0.7 million of ICFA revenue.

Operating Expenses

Operating expenses increased $1.2 million, or 15.8%, to $9.1 million in the third quarter of 2021 compared to $7.9 million in the same period in 2020. The increase was primarily attributed to increased general and administrative expenses associated with increased professional fees, personnel and related expenses, and deferred compensation expenses.

Operating expenses for the nine months ended September 30, 2021 increased $3.5 million, or 15.5%, to $25.9 million compared to $22.5 million in the same period in 2020. The increase was primarily attributed to increased general and administrative expenses associated with increased deferred compensation expense and board compensation expense, both driven by the increase in stock price. The increase in operating expenses was also driven by a $0.4 million increase in depreciation expense.

Other Expense

Total other expense decreased $0.8 million, or 62.6%, to $0.5 million for the third quarter of 2021 compared to $1.3 million in the third quarter of 2020. The $0.8 million improvement was primarily due to the increase in growth premiums received from the Valencia earnout during the third quarter of 2021 compared to the third quarter of 2020. This increase was primarily driven by the receipt of a lump sum payment of $0.4 million from the City of Buckeye due to an internal audit of premiums that resulted in findings of past growth premiums that had not been remitted to the company. The increase was also due to higher earnout from Valencia during the quarter due to increased meter connections over the prior year period.

Total other expense for the nine months ended September 30, 2021 decreased $2.8 million, or 65.4%, to $1.5 million compared to $4.3 million for the same period in 2020. The $2.8 million improvement was primarily attributed to $1.5 million of income recognized on the sale of a wireless communications tower, combined with a $0.7 million increase in the Valencia earnout, and the $0.5 million one-time loss on disposal of assets recognized in 2020.

Net Income

Net income increased $0.4 million, or 32.4%, to $1.5 million, or $0.07 per share, in the third quarter of 2021, compared to $1.1 million, or $0.05 per share, in the same period in 2020. The increase was primarily driven by the $0.8 million decrease in other expenses, partially offset by the $0.6 million decrease in operating income.

Net income increased $1.9 million to $3.3 million, or $0.14 per share, for the nine months ended September 30, 2021, from $1.4 million, or $0.06 per share, for the same period in 2020. The increase was primarily attributed to the decrease in other expense, which was primarily driven by the $1.5 million of income recognized on the sale of a wireless communications tower, partially offset by the $0.7 million decrease in operating income.

Adjusted EBITDA

Adjusted EBITDA decreased $0.5 million, or 8.5%, to $5.1 million in the third quarter of 2021 compared to $5.5 million for the same period in 2020. The decrease was primarily driven by increased personnel costs, deferred compensation expense tied to stock price and increased professional fees, partially offset by higher Valencia earnout (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA decreased $0.4 million to $13.9 million for the nine months ended September 30, 2021 compared to $14.4 million for the same period in 2020. The decrease was primarily attributable to increased deferred compensation expense tied to stock price, increased personnel costs, higher operating expenses and increased professional fees, partially offset by the increase in total revenues from increase in active service connections as well as higher Valencia earnout (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources
Cash and cash equivalents totaled $21.2 million at September 30, 2021, as compared to $18.0 million at December 31, 2020. The increase was primarily due to cash generated from operating activities. As of September 30, 2021, the company has no notable near-term cash expenditures, other than the first two principal payments on its debt obligation in the amounts of $1.9 million due in December 2021 and $1.9 million due in June 2022.

Dividend Policy
The company recently declared a monthly cash dividend of $0.02434 per common share (or $0.29208 per share on an annualized basis), which will be payable on November 30, 2021 to holders of record at the close of business on November 16, 2021.

Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission. The company will also continue to aggregate water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of September 30, 2021, active service connections increased by 4,364, or 9.2%, to 51,958, compared to 47,594 at September 30, 2020. The increase in active service connections was primarily due to growth in the company's service areas. As of September 30, 2021, the vacancy rate was 0.6%.

Arizona’s Growth Corridor: Positive Population and Economic Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2019 and 2020, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. During the three months ended September 30, 2021, Arizona’s employment rate increased by 5.1%, ranking the state in the top nine nationally for job growth. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its third quarter 2021 results tomorrow, followed by a question-and-answer period.

Date: Tuesday, November 9, 2021
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10016877

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 23, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10016877

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 17 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater, and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) restricted stock expense related to awards made to executive officers.

Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future top-line and bottom-line growth, our strategy, acquisition plans and our ability to complete additional acquisitions, our dividend policy, trends relating to population growth, active service connections, regulated revenue, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the outcome and timing of our rate application and the anticipated timing of any resulting phase-in of new rates, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and spread of the COVID-19 pandemic, its severity, the emergence and severity of its variants, the actions to contain the virus or treat its impact, such as the availability and efficacy of vaccines (particularly with respect to emerging strains of the virus) and potential hesitancy to utilize them, restrictions on travel and transportation, and how quickly and to what extent normal economic and operating conditions can resume. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both or Justin Lumley
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$357,977	$340,193
Less accumulated depreciation	(108,235)	(101,302)
Net property, plant and equipment	249,742	238,891
CURRENT ASSETS:
Cash and cash equivalents	21,241	18,033
Accounts receivable — net	1,928	2,147
Customer payments in-transit	303	306
Unbilled revenue	2,690	2,304
Prepaid expenses and other current assets	1,291	665
Total current assets	27,453	23,455
OTHER ASSETS:
Goodwill	4,595	4,600
Intangible assets — net	10,542	11,185
Regulatory asset	2,335	2,036
Restricted cash	843	3,272
Other noncurrent assets	9	9
Total other assets	18,324	21,102
TOTAL ASSETS	295,519	283,448
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	474	531
Accrued expenses	9,909	8,261
Deferred revenue	—	4
Customer and meter deposits	1,627	1,558
Long-term debt and capital leases — current portion	3,985	2,035
Total current liabilities	15,995	12,389
NONCURRENT LIABILITIES:
Long-term debt and capital leases	110,871	112,659
Deferred revenue - ICFA	18,943	17,843
Regulatory liability	7,557	7,986
Advances in aid of construction	84,691	76,384
Contributions in aid of construction — net	19,251	14,632
Deferred income tax liabilities — net	4,473	3,652
Acquisition liability	1,773	1,773
Other noncurrent liabilities	1,040	3,942
Total noncurrent liabilities	248,599	238,871
Total liabilities	264,594	251,260
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,830,888 and 22,690,477 shares issued as of September 30, 2021 and December 31, 2020, respectively.	228	227
Treasury stock, 181,702 and 102,711 shares at September 30, 2021 and December 31, 2020, respectively.	(2)	(1)
Paid in capital	30,699	31,962
Retained earnings	—	—
Total shareholders' equity	30,925	32,188
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$295,519	$283,448

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES:
Water services	$5,067	$5,492	$14,303	$13,555
Wastewater and recycled water services	5,645	5,238	16,564	15,187
Unregulated revenues	692	27	739	134
Total revenues	11,404	10,757	31,606	28,876

OPERATING EXPENSES:
Operations and maintenance	2,677	2,584	7,656	7,156
General and administrative	4,078	2,969	11,285	8,682
Depreciation and amortization	2,356	2,312	6,990	6,622
Total operating expenses	9,111	7,865	25,931	22,460
OPERATING INCOME	2,293	2,892	5,675	6,416

OTHER INCOME (EXPENSE):
Interest income	4	9	17	88
Interest expense	(1,279)	(1,342)	(3,957)	(4,039)
Other	803	70	2,447	(361)
Total other expense	(472)	(1,263)	(1,493)	(4,312)

INCOME BEFORE INCOME TAXES	1,821	1,629	4,182	2,104
INCOME TAX EXPENSE	(323)	(498)	(919)	(741)
NET INCOME	$1,498	$1,131	$3,263	$1,363

Basic earnings per common share	$0.07	$0.05	$0.14	$0.06
Diluted earnings per common share	$0.07	$0.05	$0.14	$0.06
Dividends declared per common share	$0.07	$0.07	$0.22	$0.22

Weighted average number of common shares used in the determination of:
Basic	22,634,946	22,586,588	22,614,423	22,495,675
Diluted	22,940,123	22,633,133	22,900,276	22,530,371

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,263	$1,363
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	2,530	1,708
Depreciation and amortization	6,990	6,622
Amortization of deferred debt issuance costs and discounts	33	103
Other losses	35	551
Provision for doubtful accounts receivable	48	100
Deferred income tax expense	820	295
Changes in assets and liabilities:
Accounts receivable	171	(615)
Other current assets	(1,012)	(749)
Accounts payable and other current liabilities	(1,240)	1,095
Other noncurrent assets	(299)	(255)
Other noncurrent liabilities	3,896	1,479
Net cash provided by operating activities	15,235	11,697
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,794)	(7,490)
Cash paid for acquisitions, net of cash acquired	(5)	—
Other cash flows from investing activities	—	(9)
Net cash used in investing activities	(11,799)	(7,499)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,950)	(4,896)
Advances in aid of construction	3,366	1,575
Proceeds from stock option exercise	4	—
Principal payments under capital lease	(108)	(77)
Refunds of advances for construction	(968)	(959)
Loan repayments	(1)	(24)
Proceeds from sale of stock	—	11,739
Debt issuance costs paid	—	(53)
Payments of offering costs for sale of stock	—	(221)
Net cash (used) provided by financing activities	(2,657)	7,084
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	779	11,282
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	21,305	9,095
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$22,084	$20,377

Supplemental disclosure of cash flow information:

	September 30, 2021	September 30, 2020
Cash and cash equivalents	$21,241	$18,062
Restricted Cash	843	2,315
Total cash, cash equivalents, and restricted cash	$22,084	$20,377

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income	$1,498	$1,131	$3,263	$1,363
Income tax expense	323	498	919	741
Interest income	(4)	(9)	(17)	(88)
Interest expense	1,279	1,342	3,957	4,039
Depreciation and amortization	2,356	2,312	6,990	6,622
EBITDA	5,452	5,274	15,112	12,677
ICFA Revenue Recognition	(693)	—	(693)	—
Fathom settlement	(69)	—	(69)	—
Management option expense	52	115	278	346
Loss on disposal of assets	—	—	—	547
Restricted stock expense	333	159	798	814
Wireless communication tower sale	—	—	(1,486)	—
EBITDA adjustments	(377)	274	(1,172)	1,707
Adjusted EBITDA	$5,075	$5,548	$13,940	$14,384